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                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT made this 18th day of January, 2000 by and between the Purchaser Sonic Foundry, Inc., ("SONIC FOUNDRY"), a Maryland corporation having its principal place of business in Madison, Wisconsin, USA; the Seller Jedor, Inc., a Canadian corporation, ("JEDOR"), and the JEDOR Principals, being Steven Brenneman, Anton Jedlovsky, and Brian Orr (the "JEDOR Principals").

Whereas, JEDOR and the JEDOR Principals have developed that certain software product entitled "Viscosity" (the "Title") and related documentation and other software;

Whereas, the JEDOR Principals collectively hold all of the issued and outstanding stock of JEDOR;

Whereas, SONIC FOUNDRY wishes to purchase, and the JEDOR Principals wish to sell, all of the issued and outstanding stock of JEDOR (the "Shares") on the terms herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


ARTICLE I.   TERMS OF PURCHASE AND SALE

1.1 Purchase and Sale of Shares of JEDOR. On the Closing Date, the JEDOR Principals shall sell to SONIC FOUNDRY, and SONIC FOUNDRY shall purchase from the JEDOR Principals, the Shares for the purchase price specified herein. At the Closing, JEDOR shall deliver to SONIC FOUNDRY certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by JEDOR pursuant hereto at the Closing duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and SONIC FOUNDRY shall deliver to JEDOR Principals the Purchase Price as determined below.

1.2 Acceptance and Closing. This agreement will become effective only if executed on behalf and all of the JEDOR Principals and delivered to Sonic Foundry, attention Rimas Buinevicius, by JEDOR and the JEDOR Principals by 3:00 P.M. January 24, 2000 via Facsimile at (608) 256-6689. The purchase and sale of the Shares shall take place at the offices of SONIC FOUNDRY at 10:00 a.m. on February 1, 2000 (the "Closing Date"). In no event shall the Closing Date be later than February 20, 2000. The Closing shall be deemed to have taken place at 5:00 P.M. on the Closing Date.

1.3 PURCHASE PRICE. The purchase price (the "Purchase Price") for the shares shall be a total amount of $450,000.00 US to be payable as follows:

     A. Cash Payable At the Closing. At the Closing, SONIC FOUNDRY shall pay the JEDOR Principals a total cash payment of $150,000.00 US by check or wire transfer of immediately available funds. The payment of $150,000.00 pursuant to this paragraph shall be divided equally among the JEDOR Principals, or as indicated in a writing signed
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     by all of them, and shall be made to the accounts designated by each of the
     JEDOR Principals, respectively.

     B. Sonic Foundry Common Stock and Sonic Foundry Options Granted as Additional Consideration. SONIC FOUNDRY shall issue shares of its common stock valued at $300,000.00 (US), at such times and subject to the allocation and vesting provisions in Paragraphs C. and D. below.

     C. Number of Shares to be Issued. The number of SONIC FOUNDRY shares to be issued by SONIC FOUNDRY pursuant to this paragraph 1.3 shall be determined by dividing $300,000.00 by the average closing bid price for SONIC FOUNDRY's common stock on the 30 days prior to the date hereof
     ($30.28 per common share).   The resulting number of shares shall be
     allocated as follows: to Steven Brenneman, 27%, to Anton Jedlovsky, 36-1/2%, and to Brian Orr, 36-1/2% (hereafter referred to as "Allocated Shares"). The number of Allocated Shares due to any of them is subject to the reduction upon termination of employment as specified in Paragraph 1.3.D below.

     D. Effect of Termination of Employment for Cause or Voluntary Resignation of any JEDOR Principal Prior to 3 Years From Closing Date. The JEDOR Principals will be offered employment with SONIC FOUNDRY under the Employment Agreement attached as Exhibit A hereto.

          In the event that the employment of any of the JEDOR Principals is terminated (through voluntary resignation or for cause under the employment agreement) before the expiration of 36 months from the Closing Date, the number of Allocated Shares to be vested with the terminating JEDOR Principal shall be reduced as follows:

          I. Reduction of Allocated Shares Upon Termination During the first Year after the Closing Date. If the employment of a JEDOR Principal is terminated prior to the expiration of 3 months after the Closing Date, he shall not be entitled any of his Allocated Shares; if terminated after 3 months but prior to the expiration of 6 months from the Closing Date, he shall be entitled to receive 5% of his Allocated Shares; if terminated after the expiration of 6 months but prior to the expiration of 9 months from the Closing Date, he shall be entitled to receive 10% of his Allocated Shares; and if terminated after the expiration of 9 months but prior to the expiration of 12 months from the Closing Date, he shall be entitled to receive 15% of his Allocated Shares.

          II.  Reduction of Allocated Shares Upon Termination After One Year
          from the Closing Date.   If the employment of any JEDOR Principal is
          terminated after 1 year from the Closing Date but prior to the expiration of 2 years from the Closing Date, he shall be entitled to receive 20% of his Allocated Shares; if terminated after 2 years from the Closing Date but prior to the expiration of 3 years, he shall be entitled to receive 50% of his Allocated Shares.
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     E.  Option Rights Granted at Closing.  At the Closing, each of the JEDOR
         Principals shall receive option rights to purchase 5,000 shares of SONIC FOUNDRY common stock, according to the Option Agreement attached as Exhibit B hereto.

     F.  Lockup.   Each of the JEDOR Principals acknowledges and agrees that he will not sell or otherwise dispose of any Allocated Shares prior to 3 years from the Closing Date.

     G. Full Vesting of Shares and Options Under Certain Events. In the event that SONIC FOUNDRY shall elect to relocate the office of JEDOR to a location outside of Canada or to terminate the employment agreement of any JEDOR Principal (other than a termination for cause), the Allocated Shares and options of each JEDOR Principal shall vest fully. The Allocated Shares and options of any JEDOR Principal who dies or becomes disabled prior to the date on which they would otherwise vest under subparagraph 3.E. above shall also vest fully.


ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF JEDOR

     The Parties agree that JEDOR shall prepare a Disclosure Schedule (Schedule A to be attached and incorporated herein) to be completed prior to the Closing Date, as it may be extended by agreement.

     JEDOR and the JEDOR Principals hereby represent and warrant:

2.1 Corporate Existence of JEDOR. JEDOR is a corporation duly incorporated, validly existing and in good standing under the laws of Canada, has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted. JEDOR is duly
qualified as a corporation, and is in good standing, in Canada.   Attached to
the Disclosure Schedule is a certified copy of JEDOR's Certificate of Incorporation, as amended to date, , and JEDOR's By-Laws, as currently in effect. This Agreement has been duly executed and delivered on behalf of JEDOR and constitutes the valid and binding obligation of JEDOR, enforceable against JEDOR in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

2.2 Capitalization. All the outstanding shares of JEDOR are owned by the JEDOR Principals. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any other capital stock of JEDOR or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of JEDOR or (ii) obligates JEDOR to grant, offer or enter into any of the foregoing or (iii) relates to

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the voting or control of such Shares, capital stock, securities or rights.  No person has any right to require JEDOR to register any of its securities.

2.3 Title to Shares. The sale and delivery of the Shares to SONIC FOUNDRY pursuant to this Agreement will vest in SONIC FOUNDRY legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances") (other than Encumbrances created by SONIC FOUNDRY and restrictions on resales of the Shares under applicable securities laws).

2.4. [reserved]

2.5. Consents and Approvals. Except as set forth on the Disclosure Schedule, there is no authorization, consent order or approval of, or notice to or filing with, any governmental authority required to be obtained or given or waiting period required to expire as a condition to the lawful consummation by Jedor of the sale of the Shares pursuant to this Agreement.

2.6 No Conflicts. Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by JEDOR and the consummation by JEDOR of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of, (i) the Articles of Incorporation or By-Laws of JEDOR; (ii) any law, ordinance, regulation or rule applicable to JEDOR; (iii) any order, judgment, injunction or other decree by which JEDOR or any of their respective assets or properties is bound; or (iv) any written or oral contract, agreement, or commitment to which JEDOR is a party or by which they or any of their respective assets or properties is bound; nor will such execution, delivery and performance result in the creation of any material Encumbrance upon any properties, assets or rights JEDOR.

2.7 Subsidiaries. JEDOR does not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

2.8 Financial Statements. JEDOR will supply materially true and correct financial statements as of October 31, 1999, and will certify as of the Closing Date that they remain materially true and correct.

2.9 Liabilities. Except as set forth in the Disclosure Schedule, neither JEDOR nor any Subsidiary has any debts, obligations or liabilities of whatever kind or nature, either direct or indirect, absolute or contingent, matured or unmatured, except debts, obligations and liabilities that are fully reflected in, or reserved against on, the Financial Statements, provided that, the reduction in the shareholder's equity of JEDOR in the amount not greater than (CN)$15,000 from that shown on the Financial Statements shall be acceptable to the Company.

2.10 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or except as otherwise contemplated by this Agreement, from the date of the Financial Statements to the date hereof there has not been (a) any damage, destruction or casualty loss to the physical properties of JEDOR (whether covered by insurance or not); (b) any material change in the

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business, operations or financial condition of JEDOR and the Subsidiaries; (c)
any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to JEDOR and the Subsidiaries course of business; (d) any redemption or other acquisition by JEDOR or any Subsidiary of JEDOR's capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to JEDOR's capital stock; (e) any increase in the rate or terms of compensation payable or to become payable by JEDOR or any subsidiary to its directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; (f) any change in production schedules, acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research and development expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of JEDOR, except for payment of third-party obligations incurred in the ordinary course of business in accordance with JEDOR's or the Subsidiaries' regular payment practices; (h) any termination or waiver of any rights of value to the business of JEDOR and the Subsidiaries; or (i) any failure by JEDOR or the Subsidiaries to pay their accounts payable or other obligations in the ordinary course of business consistent with past practice.

2.11 Title to Properties. Except as set forth on the Disclosure Schedule, JEDOR and the Subsidiaries have good and marketable title to all of the assets and properties which they purport to own and which are reflected on the Interim Balance Sheet, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of JEDOR and the Subsidiaries.

2.12 Patents, Trademarks, Etc. (a) Jedor makes no representation or warranty with respect to the trade name VISCOSITY, but the right of JEDOR to use same has not been questioned in any litigation to which JEDOR was a party, nor has any litigation been threatened or claims of third parties made; and (b) the conduct of the business of JEDOR as now conducted, to the best of knowledge of JEDOR and the JEDOR Principals, does not conflict with any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any patent and trademark rights.

2.13 Insurance. All insurance policies with respect to the properties, assets, operations and business of JEDOR and the Subsidiaries (the "Insurance Policies") are in full force and effect. Except as set forth in the Disclosure Schedule there are no pending claims against the Insurance Policies by JEDOR or any of the Subsidiaries as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse JEDOR and the Subsidiaries. There are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies or no other parties having an interest under the Insurance Policies. Except as set forth in the Disclosure Schedule (i) there exists no material claims under the Insurance Policies that have not been properly filed by JEDOR or a Subsidiary,
(ii) no insurance company has refused to renew any material insurance policy of

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JEDOR during the past 18 months, and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past 18 months. The Disclosure Schedule contains a list that includes all Insurance Policies.

2.14 JEDOR Contracts. The Disclosure Schedule lists the following (to the extent any of the following exist) (such agreements, commitments, and written summaries of oral agreements being sometimes collectively referred to herein as the "JEDOR Contracts"):

(i) all leases of real property to which JEDOR is a party (whether as lessor or lessee);

(ii) all machinery or equipment owned of record or beneficially by JEDOR, all leases of machinery or equipment to which JEDOR is a party (whether as lessor or lessee), with the annual rental, the termination date, and the conditions of assignment and renewal being given with respect to each lease;

(iii) all rights and all licenses, leases, and other agreements relating to rights in other tangible personal property to which JEDOR is a party.

(iv) all policies of insurance and fidelity or surety bonds in force with respect to the directors, officers, properties, assets, liabilities, or operations of JEDOR in each case with a notation as to the status of premiums paid thereon;

(v) all agreements of JEDOR for the borrowing or lending of money;

(vi) all agreements granting any person a lien, security interest, or mortgage on any property or asset of JEDOR, including any factoring agreement or agreement for the assignment of receivables or inventory;

(vii) all agreements of JEDOR guaranteeing, indemnifying, or otherwise becoming liable for the obligations or liabilities of another;

(viii) all agreements of JEDOR with any manufacturer or supplier with respect to discounts or allowances or extended payment terms;

(ix) all agreements of JEDOR with any distributor, dealer, sales agent, or representative;

(x) all agreements which restrict JEDOR from doing any kind of business or from doing business in any jurisdiction or from competing with any person;

(xi) all agreements for the purchase of goods, materials, supplies, machinery, capital assets or services;

(xii) all collective bargaining agreements and employee pension benefit plans which are currently in effect and all information relating to such employee benefit plans required to be disclosed pursuant to Section 2.18 (b) hereof;

(xiii) all bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance, medical, dental, or other plans, arrangements, or practices providing employee or executive benefits;

(xiv) all shareholders' agreements, proxies, voting trusts, or powers of attorney to act on behalf of JEDOR or in connection with its properties or business affairs other than such powers to so act as normally pertain to corporate officers;

(xv) all agreements relating to the sale of assets of JEDOR;

(xvi) all joint venture or partnership agreements with any other person;

(xvii) all agreements for the construction or modification of any building or structure or for the incurrence of any other capital expenditure;

(xviii) all advertising agreements;

(xix) all agreements giving any party the right to renegotiate or require a reduction in price or the repayment of any amount previously paid;

(xx) all other agreements and commitments (including employment and consulting agreements) to which JEDOR is a party, by which it is or may be bound, or from which it does or may derive benefit, and a description of the terms thereof, with the termination date and conditions of assignment and renewal being given in each case;

(xxi) the name of each retired employee, officer, or director, if any, of JEDOR who is receiving or is entitled to receive any payment; and

(xxii) the name of each bank in which any company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

Except as set forth in the Disclosure Schedule, each of JEDOR Contracts is valid, binding, and enforceable in accordance with its terms for the periods (if any) stated therein, except to the extent enforce ability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights generally and limitations on the availability of equitable remedies; JEDOR has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under JEDOR Contracts, and there is not, under any of the foregoing, any existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default under any of JEDOR Contracts. There are no laws, regulations, rules or decrees currently in effect or to be in effect which adversely affect or might adversely affect JEDOR's rights under any of JEDOR Contracts.

2.15 Litigation. Except as set forth in the Disclosure Schedule, there is no action, proceeding or
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investigation in any court or before any governmental or regulatory authority pending or threatened in writing or orally (a) against JEDOR or against the JEDOR Principals in connection with the conduct of the businesses of JEDOR, (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, or (c) render SONIC FOUNDRY unable to hold shares in, or designate at least a majority of the members of the Board of Directors of, or exercise control over, JEDOR. The actions or proceedings described in clauses (a), (b) and (c) are collectively referred to as "Litigation." Except as disclosed in the Disclosure Schedule, neither JEDOR nor any of the Subsidiaries is subject to any outstanding order, writ, judgment or decree. The Disclosure Schedule includes all Litigation.

2.16 Taxes. (a) Except as set forth in the Disclosure Schedule, (i) all income, franchise, excise, sales and use tax ("Taxes") returns required to be filed with respect to JEDOR have been filed in a timely manner (taking into account all extensions of due dates); (ii) JEDOR has paid, or have made sufficient provision for, or have set up adequate reserves for the payment of, all Taxes shown as due on such returns; (iii) neither JEDOR nor any Subsidiary has executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes with respect to JEDOR or any Subsidiary; and (iv) the proper amounts have been withheld by JEDOR from employees with respect to all cash compensation paid to employees for all periods in compliance in all material respects with the tax and other withholding provisions of all applicable laws. Except as set forth in the Disclosure Schedule, no deficiencies for any taxes have been asserted in writing or assessed against JEDOR which remain unpaid.

2.17 Compliance with Laws. Except as set forth in the Disclosure Schedule, JEDOR has complied in all material respects with all laws, statutes, rules, regulations, judgments, decrees and orders applicable to their business (including without limitation, any of the above which relate to the environment).

2.18  Employee Benefits and Agreements.   (a) The Disclosure Schedule contains a
list of (1) all material employment contracts between JEDOR and each executive officer thereof, (2) all collective bargaining agreements between JEDOR and employee representatives, and (3) all bonus, incentive, stock option, stock purchase, phantom stock, stock appreciation rights, performance shares, and similar plans either currently maintained by JEDOR, or, if terminated, under which employees or former employees have rights that are outstanding, and all awards and agreements under any of such plans pursuant to which any employees or former employees hold outstanding rights.

(b) The Disclosure Schedule contains a list of each employee pension benefit plan to which JEDOR contributes or is required to contribute on behalf of its employees.

2.19 Consents. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by JEDOR of this Agreement and the consummation by JEDOR of the transactions contemplated hereby.

2.20 Licenses and Permits. JEDOR has all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of their businesses as presently conducted ("Material Permits"). The Disclosure Schedule includes a list of all Material Permits.

2.21 Business Relations. JEDOR is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers. No customer or supplier of JEDOR will cease to do business with JEDOR after the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, JEDOR has not experienced any difficulties in obtaining any raw materials necessary to the operations of its business, and, no such shortage of raw materials is threatened.

2.22 Interest in Competitors, Suppliers, Customers, Etc. Neither JEDOR nor any of the JEDOR Principals nor any officer or director of JEDOR or any affiliate of any such officer or director has any ownership interest in any competitor, supplier or customer of JEDOR accounting for more than 1% of JEDOR's purchases from Suppliers in the most recently ended fiscal year or any property used in the operation of the business of JEDOR.

2.23 Accounts Receivable. All accounts receivable reflected in the Financial Statements supplied under Paragraph 2.8 above represent sales actually made or services actually rendered in the ordinary course of business on or prior to October 31, 1999; all accounts receivable of JEDOR as of the Closing Date will represent sales actually made on services actually rendered in the ordinary course of business or prior to the Closing Date.

2.24 Employee Relations. No union organizational campaign is in process or threatened in writing. JEDOR has not incurred any work stoppages, general labor disputes, or union strikes in the past three (3) years which have had an adverse effect on the business operations or financial condition of JEDOR nor have any which would have such an adverse effect been threatened in writing.


ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF SONIC FOUNDRY

     SONIC FOUNDRY hereby represents and warrants to JEDOR as follows:

3.1 Organization. SONIC FOUNDRY is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.2 Corporate Power and Authority. The execution, delivery and performance by SONIC FOUNDRY of this Agreement and the consummation by SONIC FOUNDRY of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SONIC FOUNDRY. This Agreement has been duly and validly executed and delivered by SONIC FOUNDRY and constitutes the valid and binding obligation of SONIC FOUNDRY, enforceable in accordance with its terms, except to the extent that such enforce ability (i) may be limited by bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

3.3 No Conflicts. The execution, delivery and performance by SONIC FOUNDRY of this Agreement and the consummation by SONIC FOUNDRY of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SONIC FOUNDRY is subject, (ii) violate any order, judgment or decree applicable to SONIC FOUNDRY or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SONIC FOUNDRY or Any material agreement or other instrument to which SONIC FOUNDRY is a party or by which any of them may be bound; except for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

3.4 Investment Intent. SONIC FOUNDRY is acquiring the Shares solely for its own account and not with a view to a sale or distribution thereof in violation of any securities laws. SONIC FOUNDRY acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing shall not limit or otherwise affect the rights or remedies of SONIC FOUNDRY hereunder with respect to the breach of any representations, warranties, covenants or agreements of JEDOR contained herein.

3.5 Consents. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by SONIC FOUNDRY of this Agreement or the consummation by SONIC FOUNDRY of the transactions contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which JEDOR is required to obtain or make.

3.6 Title to Shares. The title of the Shares and options granted to the JEDOR Principals contemplated by this Agreement will vest in each of them, respectively, legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances") (other than restrictions on resales of the Shares under applicable securities laws).


ARTICLE IV.  CERTAIN COVENANTS OF THE PARTIES

     JEDOR and the JEDOR Principals, on the one hand, and SONIC FOUNDRY, on the other hand, hereby covenant to and agree with one another as follows:

4.1 Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as SONIC FOUNDRY may otherwise consent to in writing (which consent shall not be unreasonably withheld), between the date hereof and the Closing
Date:
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(a) JEDOR will (i) operate its businesses only in the ordinary course (for purposes of this Agreement, the current oral agreement with Avion International under which JEDOR or the JEDOR Principals provide Website development and maintenance services shall be deemed to be in the ordinary course of business);
(ii) use its best efforts to preserve the business organization of JEDOR as a whole intact; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable JEDOR to operate its business in the manner in which it was operated immediately prior to the date hereof, except for maintenance required by reason of fire, flood or other acts of God (except that any insurance proceeds paid by reason of any such casualty after the date hereof shall be applied towards such maintenance); (iv) continue all of the Insurance Policies (or comparable insurance) in full force and effect; (v) use its best efforts to keep available until the Closing Date the services of their present officers and key employees; (vi) pay its accounts payable and all other obligations in the ordinary course of business; and (vii) use its best efforts to preserve its relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with JEDOR such that the business will not be impaired; and

(b) JEDOR and the JEDOR Principals will cause JEDOR not to (i) make any change in its charter of incorporation, By-Laws or similar charter documents; (ii) make any change in its issued or outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution in respect of its capital stock; (iii) voluntarily incur or assume, whether directly or by way of guarantee or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business; (iv) mortgage, pledge or encumber any material part of their properties or assets, tangible or intangible; (v) sell or transfer any material part of their assets, property or rights, or cancel any material debts or claims; (vi) amend or terminate any JEDOR Contract or any Material Permit to which it is a party, except in the ordinary course of business pursuant to the terms of such Agreement; (vii) make any material change in any JEDOR benefit plans, except as required by law and except for changes made in the ordinary course of business in accordance with its customary practices (including increases in compensation and benefits after normal periodic performance reviews); (viii) make any changes in the accounting methods, principles or practices employed by them, except as required by generally accepted accounting principles; (ix) make any capital expenditure or enter into any commitment therefor; (x) incur any debt or make any borrows, or enter into any commitment therefor; or (xi) enter into any other agreement, course of action or transaction material to JEDOR and the Subsidiaries except in the ordinary course of business.

4.2 Undertakings. JEDOR, the JEDOR Principals, and SONIC FOUNDRY will use their best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, and to obtain the satisfaction of the conditions specified in Articles VI and VII, as shall be required in order to enable JEDOR and SONIC FOUNDRY to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

4.3  Access. Subject to compliance by SONIC FOUNDRY with the provisions of
Section 4.4, from the date of this Agreement to the Closing Date, JEDOR and the JEDOR Principals shall (i) provide SONIC FOUNDRY with such information as SONIC FOUNDRY may from time to time request with respect to JEDOR and the transactions contemplated by this Agreement, (ii) provide SONIC FOUNDRY and its officers, counsel and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of JEDOR, or as SONIC FOUNDRY may otherwise from time to time reasonably request, and (iii) permit SONIC FOUNDRY to make such inspections thereof as SONIC FOUNDRY may reasonably request.

4.4 Confidentiality. (a) Unless and until the Closing is consummated, SONIC FOUNDRY or JEDOR, the JEDOR Principals or the Subsidiaries, as the case may be (the "Recipient"), will keep confidential any information which has been furnished to it by or on behalf of JEDOR, or by or on behalf of SONIC FOUNDRY, as the case may be (the "Provider"), in connection with the transactions contemplated by this Agreement ("Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Recipient will return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes (but only when it becomes) generally available to the public other than as a result of disclosure in violation of this Section 4.4, or (ii) is or becomes (but only when it becomes) available to the Recipient on a non-confidential basis from a source other than the Provider, or any of its agents or advisors or employees, provided that such source is not bound by a confidentiality agreement with the Provider in respect thereof.

(b) The Recipient may disclose Confidential Information to any of its directors, officers, employees, agents, advisors and, in the case of SONIC FOUNDRY, its prospective lenders and equity participants who need to know such Confidential Information in connection with the transactions contemplated by this Agreement; provided that, prior to making such disclosure, the Recipient shall inform all such persons and entities of the confidential nature of such Confidential Information and such persons and entities shall agree, for the benefit of the Provider, to be bound by the terms and conditions of this Section 4.4. In any event, the Recipient will be responsible for damages incurred by the Provider arising from any breach of this Section 4.4 by any person or entity to whom Confidential Information shall have been furnished. The Recipient may disclose Confidential Information if required by legal process or by operation of applicable law (but only to the extent so required), provided that such JEDOR shall first promptly notify SONIC FOUNDRY thereof so that SONIC FOUNDRY may seek an appropriate protective order and/or waive compliance by such JEDOR with the provisions of this Section 4.4.

4.6 Exclusivity. SONIC FOUNDRY shall have the exclusive right through the close of business on February 20, 2000 (or such later date as the term of this Agreement may be extended by the parties hereto in writing) to consummate the transactions contemplated herein, and during such exclusive period, neither JEDOR nor any of their authorized representatives will solicit or accept any other offer to purchase any of the capital stock or all or any significant part of the assets of JEDOR or any similar transaction nor hold discussions or negotiations with, or provide any information to, any other individual or corporation, partnership or other entity concerning such purchase (other than such discussions which are in furtherance of the transactions contemplated herein).

ARTICLE V.  COVENANTS RELATING TO THE SHARES

5.1 Preemptive Rights. JEDOR shall not issue to a party other than SONIC FOUNDRY additional shares of any class of capital stock with general voting rights for the election of directors ("Voting Stock") (other than pursuant to a stock dividend or other distribution of its shares of its voting capital stock to all of JEDOR's stockholders in accordance with their proportionate shareholdings in JEDOR so that such holdings continue immediately after such issuance to be in the same proportion), SONIC FOUNDRY shall have the right ("Preemptive Right") to purchase shares of Voting Stock so that, immediately following its purchase and such issuance of Voting Stock, SONIC FOUNDRY shall own the same percentage of shares of JEDOR's general voting capital stock for the election of directors as it had owned immediately prior to the proposed issuance.

ARTICLE VI.  CONDITIONS TO SONIC FOUNDRY'S OBLIGATIONS

     The obligations of SONIC FOUNDRY to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as SONIC FOUNDRY may waive:

6.1 Representations, Warranties and Covenants of JEDOR. JEDOR shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of JEDOR contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties expressly make reference to a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date. All items supplied or which should have been supplied in the Disclosure Schedule shall be satisfactory to SONIC FOUNDRY in its sole discretion. SONIC FOUNDRY shall have received a certificate executed by or on behalf of JEDOR, and dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 6.1.

6.2 Further Action. All action (including notifications and filings) that shall be required to be taken by JEDOR in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable JEDOR to consummate the transactions contemplated hereby shall have been duly obtained (except for such actions, consents, approvals, authorizations and exemptions, the absence of which would not prohibit consummation of such transactions or render such consummation illegal), and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation.

6.3 No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

6.4 Opinion of JEDOR's Counsel. SONIC FOUNDRY shall have received the opinion of JEDOR's counsel, substantially in the form of Exhibit C hereto. In expressing such opinions, such counsel may rely (i) as to factual matters upon the representations and warranties of the JEDOR Principals contained in this Agreement and upon certificates or other documents furnished by JEDOR, by the officers and directors of JEDOR or by governmental officials and (ii) upon such other documents (including opinions of local counsel) and information as such counsel deem appropriate and reasonable as a basis for such opinion.

6.5 Delivery of Shares. SONIC FOUNDRY shall have received certificates representing the Shares.

6.6 Resignations. SONIC FOUNDRY shall have received the resignations of all the officers and directors of JEDOR.


ARTICLE VII.  CONDITIONS TO JEDOR'S OBLIGATIONS

     The obligations of JEDOR to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as JEDOR may waive:

7.1 Representations, Warranties and Covenants of SONIC FOUNDRY. SONIC FOUNDRY shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and of the representations and warranties of SONIC FOUNDRY contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties expressly make reference to a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date. JEDOR shall have received a certificate of SONIC FOUNDRY, dated as of the Closing Date and signed by an officer of SONIC FOUNDRY, certifying as to the fulfillment of the condition set forth in this Section 7.1, and an opinion of counsel of SONIC FOUNDRY substantially in the form of Exhibit D.

7.2 Further Action. All action (including notifications and filings) that shall be required to be taken by SONIC FOUNDRY in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable JEDOR to consummate the transactions contemplated hereby shall have been duly obtained (except for such actions, consents, approvals, authorizations and exemptions, the absence of which would not prohibit consummation of such transactions or render such consummation illegal), and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation.

7.3 No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened in writing as of the Closing Date.


ARTICLE VIII.  SURVIVAL AND INDEMNIFICATION

8.1 Survival. The representations, warranties, covenants and agreements contained herein to be performed or complied with after the Closing shall survive without limitation as to time, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive until the expiration of such specified term. A claim for indemnification by a party against the other under this Article VIII for inaccuracy in a representation or warranty or breach of any covenants and agreements contained herein must be asserted in writing and in accordance with Section 8.3 prior to the expiration of the applicable time period referenced above, following which the same shall be barred for all purposes. If written notice of a claim for indemnification is given in accordance with Section 8.3 prior to the expiration of the applicable time period referenced above, then the representation, warranty, covenant, or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim.

8.2 Indemnification. Subject to the provisions of Section 8.1, from and after the Closing, JEDOR, SONIC FOUNDRY, and the Jedor Principals, jointly and severally shall indemnify and hold harmless the other (the party seeking indemnification being referred to as the "Indemnified Party") from and against any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel, arising out of or resulting from the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto, by the party against whom indemnification is sought (the "Indemnifying Party"); all of JEDOR and the JEDOR Principals being considered one Indemnifying Party for these purposes. An Indemnified Party shall make no claims against an Indemnifying Party for indemnification with respect to the representations and warranties contained herein or in any Certificate or the covenants and agreements contained in Section 4.1, (a) unless and until the aggregate amount of such claims against the Indemnifying Party exceeds $5,000 US (the "Deductible"), whereupon the Indemnified Party may claim indemnification for the amounts of such claims, or any portion thereof, exceeding the Deductible.

8.3 Notice of Claim. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim for indemnification, specifying in detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such claim.

8.4 Defense. If the facts giving rise to a right to indemnification arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may assume the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent which consent shall not be unreasonably withheld. Whether or not the Indemnifying Party does choose to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be surrogate to all rights and remedies of the Indemnified Party to the extent of any indemnification provided hereunder.


ARTICLE IX.  TERMINATION PRIOR TO CLOSING

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

  (i) By the mutual written consent of SONIC FOUNDRY and the JEDOR Principals;
or

  (ii) By SONIC FOUNDRY or JEDOR in writing if the Closing shall not have occurred on or before February 20, 2000, or such other date to which the Agreement has been extended pursuant to Section 1.2;

  (iii) By either party, against the other, if one or the other, as the case may be, shall (x) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, or (y) materially breach any of its representations, warranties, covenants or agreements contained herein, which failure or breach is not cured within (five) days after the party seeking to terminate has notified the other party of its intent to terminate this Agreement pursuant to this clause.

  (iv) By SONIC FOUNDRY in writing, if any item supplied or which should have been supplied in the Disclosure schedule shall not be satisfactory as SONIC FOUNDRY in its sole discretion shall determine.

  (v) By Sonic Foundry, in writing, if SONIC FOUNDRY, in its sole discretion, shall determine: that JEDOR has not materially complied with any provision of
Article II above, or
that any provision or item supplied by JEDOR in the Disclosure Schedule, or any provision or item which should have been supplied, is not satisfactory.

9.2  Termination of Obligations.  Termination of this Agreement pursuant to this
Article IX shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.4 and 10.6; provided, however, that termination pursuant to clause (ii) or (iii) of Section 9.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto resulting from its willful breach of this Agreement.


ARTICLE X.  MISCELLANEOUS

10.1 Entire Agreement. This Agreement (including the Disclosure Schedule) constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that SONIC FOUNDRY may, at its election and without the prior written consent of JEDOR, assign this Agreement to any direct or indirect wholly-owned subsidiary or any other affiliate of SONIC FOUNDRY so long as the representations and warranties of SONIC FOUNDRY made herein are equally true of such assignee. If this Agreement is assigned with such consent or pursuant to such exceptions, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve any party of its obligations under this Agreement. With the exception of the parties to this Agreement, (except as set forth in Article V) there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

10.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

10.5 No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breech of this Agreement other than with respect to the condition so waived.

10.6 Expenses. JEDOR, the JEDOR Principals and SONIC FOUNDRY shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

10.7 Notices. Any notice, request, instruction or other document (each, a "notice") to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to SONIC FOUNDRY, to:          Sonic Foundry, Inc., 754 Williamson Street,
                                  Madison, WI 53703, ATTN: Rimas Buinevicius,
                                  Chief Executive Officer.

with a copy to:                   James R. Stern;, Esq., McBreen, McBreen &
                                  Kopko, 20 N. Wacker Drive, Site 2520, Chicago
                                  IL 60606

if to JEDOR, to:                  Jedor, Inc., 421 King St., N., Waterloo, ONT
                                  N2J 4E4 Canada

if to the Selling Shareholders,
to them c/o:                      David Amy, Esq., Amy, Appleby & Brennan,
                                  372 Erb St., West, Waterloo, Ont, N2L 1W6
                                  Telefax 519/ 884-7390


10.8 Further Assurances. From and after the Closing Date, each party, at the request of the other party and at the requesting party's expense, will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title to the Shares in SONIC FOUNDRY and otherwise enable SONIC FOUNDRY and JEDOR to enjoy the respective benefits contemplated by this Agreement.

10.9 Governing Law. The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, unless expressly provided to the contrary, will be governed by the Laws of Wisconsin, without giving effect to the principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of SONIC FOUNDRY and JEDOR (a) consents and submits to the jurisdiction of the Courts of Wisconsin and of the Courts of the United States for a judicial district within the territorial limits of Wisconsin for all purposes of this Agreement and any Ancillary Document to which it is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof; (b) consents a submits to the venue of such action or proceeding in Dane County, Wisconsin (or such judicial district of a Court of the United States as will include the same); (c) irrevocably appoints SONIC FOUNDRY as its attorney-in-fact and agent in its name, place and stead to accept service of legal process in any such action or proceeding; (d) consents that service of legal process in any such action or proceeding may be made upon it by service upon SONIC FOUNDRY and by mailing a copy thereof by certified mail, return receipt requested, postage prepaid, to such party at its address specified in Section 10.7.

10.11 Public Announcements. JEDOR and SONIC FOUNDRY shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation.

10.12 Specific Performance. SONIC FOUNDRY on the one hand, and JEDOR, on the other hand, each acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, JEDOR or SONIC FOUNDRY, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other's covenants or agreements contained in this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


SONIC FOUNDRY:



By:___________________________



Title:________________________


JEDOR:



By:___________________________
     President

The JEDOR Principals


____________________________
     Steven Brenneman



____________________________
     Anton Jedlovsky



____________________________
     Brian Orr